Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2009 UNAUDITED EARNINGS AND FOURTH
QUARTER CONFERENCE CALL

HOUSTON, TEXAS MARCH 26, 2010-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Truck Body, LLC, Morgan Olson, LLC, Truck Accessories Group, LLC, and Specialty Manufacturing Division released unaudited revenues and earnings for the three and twelve months ended December 31, 2009.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales
Morgan	$32,906	$39,401	$146,902	$233,893
Morgan Olson	19,232	22,311	61,593	104,437
Truck Accessories	26,961	26,793	115,607	131,871
Specialty Manufacturing	30,796	58,676	157,925	238,337
JBPCO (Corporate)	(357)	(421)	(1,380)	(2,129)
Total	$109,538	$146,760	$480,647	$706,409
Operating Income (Loss)
Morgan	$170	$(1,707)	$1,421	$3,953
Morgan Olson	2,097	1,415	2,565	5,415
Truck Accessories	2,061	(312)	7,839	2,403
Specialty Manufacturing	(2,329)	5,977	2,937	25,895
JBPCO (Corporate)	(947)	(697)	(3,902)	(7,985)
Total	$1,052	$4,676	$10,860	$29,681
EBITDA Calculation:
Operating Income	$1,052	$4,676	$10,860	$29,681
Add: Depreciation and amortization	3,896	4,296	16,998	17,658
EBITDA(1)	$4,948	$8,972	$27,858	$47,339

Net cash generated was approximately $9.5 million for the three months ended December 31, 2009 and as of that date we had approximately $54 million of cash and $48 million of available borrowing capacity under our revolving credit facility.

The fourth quarter bondholder’s call will be held on Wednesday March 31, 2010 at 3:00 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (888) 517-2513 or for international callers (847) 619-6533 and the conference ID number: 9623641#.  A replay of the call will be available until April 30, 2010 and may be accessed by dialing (888) 843-8996 or for international callers (630) 652-3044, and using the access code 9623641#.

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, plastics based packaging materials and provides precision machining services.

(1)          “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our 8.75% Notes outstanding.  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

Contact:   David Kay of J.B. Poindexter & Co., Inc., 713-655-9800